Exhibit 99.1

CRISPR Therapeutics Announces Transition of Chief Operating Officer

ZUG, Switzerland and BOSTON, March 26, 2025 -- CRISPR Therapeutics (Nasdaq: CRSP), a biopharmaceutical company focused on creating transformative gene-based medicines for serious diseases, today announced that its Chief Operating Officer, Julianne Bruno, will be stepping down from the Company to pursue external opportunities, effective as of April 11, 2025.

“Julie has been an invaluable member of our leadership team over the last six years. Her leadership has been instrumental in successfully advancing our hematology and oncology programs, as well as several important cross-functional initiatives to mature our operating model,” said Samarth Kulkarni, Ph.D., Chairman and Chief Executive Officer of CRISPR Therapeutics. “I want to thank her for her contributions and wish her all the best in her future endeavors and continued success.”

About CRISPR Therapeutics

Since its inception over a decade ago, CRISPR Therapeutics has evolved from a research-stage company advancing gene editing programs into a leader that celebrated the historic approval of the first-ever CRISPR-based therapy. The Company has a diverse portfolio of product candidates across a broad range of disease areas including hemoglobinopathies, oncology, regenerative medicine, cardiovascular, autoimmune, and rare diseases. In 2018, CRISPR Therapeutics advanced the first-ever CRISPR/Cas9 gene-edited therapy into the clinic to investigate the treatment of sickle cell disease and transfusion-dependent beta thalassemia. Beginning in late 2023, CASGEVY® (exagamglogene autotemcel [exa-cel]) was approved in several countries to treat eligible patients with either of these conditions. The Nobel Prize-winning CRISPR technology has revolutionized biomedical research and represents a powerful, clinically validated approach with the potential to create a new class of potentially transformative medicines. To accelerate and expand its efforts, CRISPR Therapeutics has formed strategic partnerships with leading companies including Vertex Pharmaceuticals. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Boston, Massachusetts and San Francisco, California. To learn more, visit www.crisprtx.com.

Investor Contact:
+1-617-307-7503
ir@crisprtx.com

Media Contact:
+1-617-315-4493
media@crisprtx.com